UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2016

FORESTAR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33662 (Commission File Number)	26-1336998 (I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746-5149

(Address of principal executive offices)

(512) 433-5200

Registrant’s telephone number including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 5, 2016, Forestar Group Inc. (the “Company”) entered into (i) a Director Nomination Agreement (the “Carlson Agreement”) with Carlson Capital, L.P. (“Carlson”) and (ii) a Director Nomination Agreement (the “Cove Street Agreement” and, together with the Carlson Agreement, the “Agreements”) with Cove Street Capital, LLC (“Cove Street” and, collectively with Carlson, the “Investors”). The following is a summary of the terms of the Agreements.  The summary does not purport to be complete and is qualified in its entirety by reference to the Agreements.  A copy of the Carlson Agreement and the Cove Street Agreement are attached, respectively, as Exhibits 10.1 and 10.2 and are each incorporated herein by reference.

Pursuant to the Carlson Agreement, as of February 5, 2016, Mr. Richard D. Squires was appointed to the Board of Directors of the Company (the “Board”) as a director of the class of directors whose terms expire in 2018.  In addition, Mr. Charles W. Matthews resigned from the Board effective as of February 5, 2016.

Pursuant to the Cove Street Agreement, as of February 5, 2016, Mr. Ashton Hudson (together with Mr. Squires, the “New Nominees”) was appointed to the Board as a director of the class of directors whose terms expire in 2017.  In addition, Ms. Kathleen Brown resigned from the Board effective as of February 5, 2016.

Additionally, the Board agreed (i) pursuant to the Carlson Agreement, to include Mr. Squires (as a director of the class of directors whose terms expire in 2018) and, pursuant to the Cover Street Agreement, to include Mr. Hudson (as a director of the class of directors whose terms expire in 2017) in its slate of directors to be elected to the Board at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and (ii) pursuant to the applicable Agreement, to solicit proxies on behalf of the election of each of the New Nominees to the Board at the 2016 Annual Meeting.

Under the terms of each Agreement, during the period from February 5, 2016 until (A) with respect to the Cove Street Agreement, the earlier of (i) February 1, 2017, (ii) 25 days before the nomination deadline for the Company’s 2017 annual meeting of stockholders and (iii) ten business days after such date, if any, that Cove Street provides written notice to the Company that the Company materially breached any of its commitments under the Cove Street Agreement where the Company has not cured such breach within fifteen business days after such written notice or (B) with respect to the Carlson Agreement, the earlier of (i) two business days before the nomination deadline for the Company’s 2017 annual meeting of stockholders and (ii) ten business days after such date, if any, that Carlson provides written notice to the Company that the Company materially breached any of its commitments under the Carlson Agreement where the Company has not cured such breach within fifteen business days after such written notice (such period, for the applicable Agreement, the “Standstill Period”), each Investor agreed to not to, among other things, solicit proxies regarding any matter to come before any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent, including for the election of directors, or enter into a voting agreement or any group with other shareholders. In addition, among other standstill provisions in each Agreement, each Investor agreed that, during the applicable Standstill Period, the Investor will not propose any tender or exchange offer and will not propose certain extraordinary transactions without prior approval of the Board.

During the Standstill Period under the applicable Agreement, each Investor has also agreed to vote its shares in favor of the Company’s nominees of existing directors for election to the Board and certain identified matters expected to be presented to the Company’s stockholders at the 2016 Annual Meeting.  Each Agreement will terminate upon the expiration of the applicable Standstill Period.

On February 5, 2016, both Mr. Squires, pursuant to the Carlson Agreement, and Mr. Hudson, pursuant to the Cove Street Agreement, were appointed as members of the Nominating and Governance Committee.

The New Nominees will receive the same compensation and indemnification as the Company’s other non-employee directors, as described in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2015 and Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 6, 2015.

In connection with their appointment to the Board, the Board determined that each of Mr. Squires and Mr. Hudson qualified as an independent director under the listing standards of the New York Stock Exchange.  As of the date of the appointment, neither Mr. Squires nor Mr. Hudson has entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company regarding these events is attached hereto as Exhibit 99.1.

Item 5.02.  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information in Item 1.01 of this report is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit
10.1	Director Nomination Agreement, dated as of February 5, 2016, by and between Forestar Group Inc. and Carlson Capital, L.P.
10.2	Director Nomination Agreement, dated as of February 5, 2016, by and between Forestar Group Inc. and Cove Street Capital, LLC
99.1	Press release, dated February 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: February 8, 2016	By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Director Nomination Agreement, dated as of February 5, 2016, by and between Forestar Group Inc. and Carlson Capital, L.P.
10.2	Director Nomination Agreement, dated as of February 5, 2016, by and between Forestar Group Inc. and Cove Street Capital, LLC
99.1	Press release, dated February 8, 2016